Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2009, relating to the financial statements and financial statement schedule of Arizona Public Service Company and the effectiveness of Arizona Public Service Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Arizona Public Service Company’s adoption of Statement of Financial Accounting Standards No. 158) appearing in the Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
April 24, 2009